Exhibit 99.4

[LAZARD FRÈRES & CO. LLC LETTERHEAD]

September 23, 2014

The Board of Directors

Rockwood Holdings, Inc.

100 Overlook Center

Princeton, New Jersey 08540

Re: Amendment No. 1 to the Registration Statement on Form S-4 of Albemarle Corporation filed September 23, 2014 (the “Registration Statement”).

Ladies and Gentlemen:

We hereby consent to the inclusion of our opinion letter, dated July 14, 2014, to the Board of Directors of Rockwood Holdings, Inc. (“Rockwood”) as Annex C to, and reference thereto under the headings “Summary—Opinions of Rockwood’s Financial Advisors,” “The Merger—Background to the Merger,” “The Merger—Rockwood’s Reasons for the Merger and Recommendation of the Rockwood Board of Directors,” “The Merger—Opinions of Rockwood’s Financial Advisors” and “The Merger—Certain Unaudited Prospective Financial Information of Albemarle and Rockwood—Certain Unaudited Prospective Financial Information of Rockwood” in, the joint proxy statement/prospectus relating to the proposed transaction involving Rockwood, Albemarle Corporation (“Albemarle”) and Albemarle Holdings Corporation, which joint proxy statement/prospectus forms a part of the Registration Statement on Form S-4 of Albemarle (the “Registration Statement”). By giving such consent, we do not thereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “expert” as used in, or that we come within the category of persons whose consent is required under, the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

By:	/s/ Richard Whitney
Managing Director

Lazard Frères & Co. LLC